EXHIBIT 24

POWER OF ATTORNEY

     Each director and/or officer of Retail Ventures, Inc. (the “Corporation”) whose signature appears below hereby appoints Heywood Wilansky, James A. McGrady and Julia A. Davis as the undersigned’s attorney or any of them individually as the undersigned’s attorney, to sign, in the undersigned’s name and behalf and in any and all capacities stated below, and to cause to be filed with the Securities and Exchange Commission (the “Commission”), the Corporation’s Annual Report on Form 10-K (the “Form 10-K”) for the fiscal year ended January 29, 2005, and likewise to sign and file with the Commission any and all amendments to the Form 10-K, and the Corporation hereby appoints such persons as its attorneys-in-fact and each of them as its attorney-in-fact with like authority to sign and file the Form 10-K and any amendments thereto granting to each attorney-in-fact full power of substitution and revocation, and hereby ratifying all that any such attorney-in-fact or the undersigned’s substitute may do by virtue hereof.

     IN WITNESS WHEREOF, we have hereunto set our hands effective as of the 12th day of April, 2005.

/s/ Jay L. Schottenstein	Chairman of the Board of Directors

Jay L. Schottenstein

/s/ Heywood Wilansky	President and Chief Executive Officer
(Principal Executive Officer)
Heywood Wilansky

/s/ James A. McGrady	Executive Vice President, Chief Financial Officer,
Treasurer and Secretary (Principal Financial and Accounting
James A. McGrady	Officer)

/s/ Henry L. Aaron	Director

Henry L. Aaron

/s/ Ari Deshe	Director

Ari Deshe

/s/ Jon P. Diamond	Director

Jon P. Diamond

/s/ Elizabeth M. Eveillard	Director

Elizabeth M. Eveillard

/s/ Harvey L. Sonnenberg	Director

Harvey L. Sonnenberg

/s/ James L. Weisman	Director

James L. Weisman